AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED BYLAWS
OF
CONCENTRIX CORPORATION

Adopted: December 4, 2021

The Amended and Restated Bylaws (the “Bylaws”) of Concentrix Corporation, a Delaware corporation (the “Company”), in accordance with the requisite approval of the Company’s Board of Directors, Article 10 of the Bylaws and Section 109 of the Delaware General Corporation Law, are hereby amended as follows:

1.The last sentence of Section 3.4 is hereby amended and restated in its entirety to read as follows:

Any director or the entire Board of Directors may be removed, with or without cause, by the holders of not less than a majority of the voting power of the capital stock issued and outstanding then entitled to vote at an election of directors.

2.Effective Date. This amendment shall be effective as of the date it is approved by the Company’s Board of Directors as specified by the Bylaws then in effect.

3.Effect. Except as otherwise provided herein, the Bylaws shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has hereto subscribed their name as of the date first above written.

Concentrix Corporation

By: /s/ Jane C. Fogarty
Name: Jane C. Fogarty
Title: Executive Vice President, Legal